     EMPLOYMENT AGREEMENT (the "Agreement") made as of the 13th day of December, 2002 by and between ARROW ELECTRONICS, INC., a New York corporation with its principal office at 25 Hub Drive, Melville, New York 11747 (the "Company"), and PETER S. BROWN, residing at 12 Paultons Square, London SW3 5AP England (the "Executive").

     WHEREAS, the Company wishes to employ the Executive as Senior Vice President, General Counsel and Secretary, with the responsibilities and duties of an a principal executive officer of the Company; and

     WHEREAS, the Executive has been working for the Company under an Employment Agreement dated as of September 1, 2001 (the "Old Agreement").

     WHEREAS, the Company and the Executive wish to novate the Old Agreement and to replace it with this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

     1.  Employment and Duties.

        a)  Employment.  The Company hereby employs the Executive for the Employment Period defined in Paragraph 3, to perform such duties for the Company, its subsidiaries and affiliates and to hold such offices as may be specified from time to time by the Company's Board of Directors, subject to the following provisions of this Agreement. The Executive hereby accepts such employment.

         b)  Duties and Responsibilities.  The Executive will be Senior Vice President, General Counsel and Secretary of the Company and shall report directly to the Chief Executive Officer (the "CEO"), but the Board of Directors shall have the right to adjust the duties, responsibilities, and title of the Executive as the Board of Directors may from time to time deem to be in the interests of the Company (provided, however, that during the Employment Period, without the consent of the Executive, he shall not be assigned any titles, duties or responsibilities which, in the aggregate, represent a material diminution in, or are materially inconsistent with, his title, duties, and responsibilities as Senior Vice President, General Counsel, and Secretary reporting directly to the CEO).

     If the Board of Directors (i) fails to continue the Executive in the offices of Senior Vice President, General Counsel and Secretary (or in some other principal executive office satisfactory to the Executive) or (ii) changes the Executive's reporting relationship such that he no longer reports directly to the CEO, the Executive shall have the right to decline to give further service to the Company and shall have the rights and obligations which would accrue to him under Paragraph 6 if he were discharged without cause. If the Executive decides to exercise such right to decline to give further service, he shall within forty-five days after such action or omission by the Board of Directors give written notice to the Company stating his objection and the action he thinks necessary to correct it, and he shall permit the Company to have a forty-five day period in which to correct its action or omission. If the Company makes a correction satisfactory to the Executive, the Executive shall be obligated to continue to serve the Company. If the Company does not make such a correction, the Executive's rights and obligations under Paragraph 6 shall accrue at the expiration of such forty-five day period.

          c)  Time Devoted to Duties.  The Executive shall devote all of his normal business time and efforts to the business of the Company, its subsidiaries and its affiliates, the amount of such time to be sufficient, in the reasonable judgment of the Board of Directors, to permit him diligently and faithfully to serve and endeavor to further their interests to the best of his ability.

          d)  Location of Office.  The Company shall not require the Executive to locate his office outside the New York metropolitan area without his consent. Until the end of August, 2003, the Executive may spend up to one week out of every six based in London, the timing of such to be in the Executive's reasonable judgment consistent with the needs of the Company. So as to facilitate performance of his responsibilities the Executive undertakes that by the end of August, 2003 he will have caused his family to relocate to the New York area. If he does not do so the Company's sole remedy, at its option shall to terminate the Executive's employment by giving him one year's notice of termination during which he shall receive full salary and benefits, including SERP accrual.

          e)  Vacation.  During the Employment Period, the Executive will be given four weeks vacation with full pay each year, to be taken at the Executive's discretion; provided however, that the Executive will use his best efforts to ensure that such vacation does not unduly interfere with the operation and performance of the business of the Company, its subsidiaries or its affiliates. The Executive's vacation time for any year will be appropriately pro-rated to reflect a partial year of employment.

     2.  Compensation.

        a)  Monetary Remuneration and Benefits. Effective September 1, 2002 and through the Employment Period, the Company shall pay to the Executive for all services rendered by him in any capacity:

   i.  a minimum base salary at the rate of $450,000 per year (payable in accordance with the Company's then prevailing practices, but in no event less frequently than in equal monthly installments), subject to increase from time to time in the sole discretion of the Board of Directors of the Company; provided that, should the Company institute a company-wide pay cut/furlough program, such salary may be decreased by up to 15%, but only for as long as said company-wide program is in effect;

  ii. such additional compensation by way of salary or bonus or fringe benefits as the Board of Directors of the Company in its sole discretion shall authorize or agree to pay, payable on such terms and conditions as it shall determine; and

  iii. such employee benefits that are made available by the Company to its other principal executives generally.

         b)  Annual Incentive Payment.  The Executive shall participate in the Company's Management Incentive Plan (or such alternative, successor, or replacement plan or program in which the Company's executives, other than the CEO, generally participate) and shall have a targeted incentive thereunder of not less than $175,000 per annum; provided, however, that the Executive's actual incentive payment in any year shall be measured by the Company's performance against goals established for that year and that such performance may produce an incentive payment ranging from none to twice the targeted amount. The Executive's incentive payment for any year will be appropriately pro-rated to reflect a partial year of employment.

         c)  Supplemental Executive Retirement Plan.  The Executive shall participate in the Company's Unfunded Pension Plan for Selected Executives (the "SERP"), at an accrual rate as prescribed in the SERP, but no less than 2.5% per year from his date of hire (which for avoidance of doubt shall provide him with an annual minimum aggregate retirement benefit from all Company-furnished sources of approximately $200,000 per year assuming retirement at age 60).

         d)  Automobile.  During the Employment Period, the Company will pay the Executive a monthly automobile allowance of $850.

         e)  Expenses.  During the Employment Period, the Company agrees to reimburse the Executive, upon the submission of appropriate vouchers, for out-of-pocket expenses (including, without limitation, expenses for travel, lodging and entertainment) incurred by the Executive in the course of his duties hereunder.

         f)  Office and Staff.  The Company will provide the Executive with an office, secretary and such other facilities as may be reasonably required for the proper discharge of his duties hereunder.

         g)  Indemnification.  The Company agrees to indemnify the Executive for any and all liabilities to which he may be subject as a result of his employment hereunder (and as a result of his service as an officer or director of the Company, or as an officer or director of any of its subsidiaries or affiliates), as well as the costs of any legal action brought or threatened against him as a result of such employment, to the fullest extent permitted by law.

         h)  Participation in Plans.  Notwithstanding any other provision of this Agreement, the Executive shall have the right to participate in any and all of the plans or programs made available by the Company (or its subsidiaries, divisions or affiliates) to, or for the benefit of, executives (including the annual stock option and restricted stock grant programs) or employees in general, on a basis consistent with other senior executives.

         i)  Relocation Allowance.  The Executive shall continue receiving the apartment provided by the Company through the summer of 2003. Effective September 1, 2003 he shall be provided with a monthly housing subsidy of $10,000 net of income taxes (i.e., fully grossed up) through August 31, 2004.

     3.  The Employment Period.

         The "Employment Period", as used in the Agreement, shall mean the period beginning as of the date hereof and terminating on the last day of the calendar month in which the first of the following occurs:

         a)  the death of the Executive;

         b)  the disability of the Executive as determined in accordance with Paragraph 4 hereof and subject to the provisions thereof;

         c)  the termination of the Executive's employment by the Company for cause in accordance with Paragraph 5 hereof; or

         d)  the third anniversary of the start date of the Company's new CEO; provided, however, that, unless sooner terminated as otherwise provided herein, the Employment Period shall automatically be extended for one or more twelve (12) month periods beyond the then scheduled expiration date thereof unless between the 18th and 12th month preceding such scheduled expiration date either the Company or the Executive gives the other written notice of its or his election not to have the Employment Period so extended. If the Company does not give the Executive at least twelve months notice of its intention to permit this Agreement to expire on the then scheduled expiration date thereof (unless sooner terminated as otherwise provided herein), the Employment Period shall automatically be extended for one or more months beyond the scheduled expiration date thereof to give the Executive the benefit of twelve months notice of termination (provided, however, that, if so extended, the Employment Period shall terminate upon the Executive's acceptance of employment with another entity).

     4.  Disability.

         For purposes of this Agreement, the Executive will be deemed "disabled" upon the earlier to occur of (i) his becoming disabled as defined under the terms of the disability benefit program applicable to the Executive, if any, and (ii) his absence from his duties hereunder on a full-time basis for one hundred eighty (180) consecutive days as a result of his incapacity due to accident or physical or mental illness. If the Executive becomes disabled (as defined in the preceding sentence), the Employment Period shall terminate on the last day of the month in which such disability is determined. Until such termination of the Employment Period, the Company shall continue to pay to the Executive his base salary, any additional compensation authorized by the Company's Board of Directors, and any other remuneration and benefits provided in accordance with Paragraph 2, all without delay, diminution or proration of any kind whatsoever (except that his remuneration hereunder shall be reduced by the amount of any payments he may otherwise receive as a result of his disability pursuant to a disability program provided by or through the Company), and his medical benefits and life insurance shall remain in full force. After termination of the Employment Period as a result of the disability of the Executive, the medical benefits covering the Executive and his family shall remain in place (subject to the eligibility requirements and other conditions contained in the underlying plan, as described in the Company's employee benefits manual, and subject to the requirement that the Executive continue to pay the "employee portion" of the cost thereof), and the Executive's life insurance policy under the Management Insurance Program shall be transferred to him, as provided in the related agreement, subject to the obligation of the Executive to pay the premiums therefor.

         In the event that, notwithstanding such a determination of disability, the Executive is determined not to be totally and permanently disabled prior to the then scheduled expiration of the Employment Period, the Executive shall be entitled to resume employment with the Company under the terms of this Agreement for the then remaining balance of the Employment Period.

     5.  Termination for Cause.

         In the event of any malfeasance, willful misconduct, active fraud or gross negligence by the Executive in connection with his employment hereunder, or a breach by the Executive of any of the Company's policies, the Company shall have the right to terminate the Employment Period by giving the Executive notice in writing of the reason for such proposed termination. If the Executive shall not have corrected such conduct to the satisfaction of the Company within thirty days after such notice, the Employment Period shall terminate and the Company shall have no further obligation to the Executive hereunder or under the SERP but the restriction on the Executive's activities contained in Paragraph 7 and the obligations of the Executive contained in Paragraphs 8(b) and 8(c) shall continue in effect as provided therein. If the Executive does not relocate his family as provided in Paragraph 1(d) such will not constitute cause and any termination by the Company shall be treated neither as for cause nor without cause under Paragraph 6 and instead shall be governed solely by Paragraph 1(d).

     6.  Termination Without Cause.

         In the event that the Company discharges the Executive without cause, the Executive shall be entitled to the salary provided in Paragraph 2(a), two thirds of the targeted incentive provided in Paragraph 2(b), the vesting of any restricted stock awards and the immediate exercisability of any stock options, as well as his rights under Paragraph 4, which would have vested or become exercisable during the full Employment Period (which, in that event, shall continue until the then scheduled expiration of the Employment Period unless sooner terminated by the Executive's disability or death). Additionally he shall be deemed vested in the SERP benefit to the extent it would have accrued through the then scheduled expiration of the Employment Period. Any amounts payable to the Executive under this Paragraph 6 shall be reduced by the amount of the Executive's earnings from other employment (which the Executive shall have an affirmative duty to seek; provided, however, that the Executive shall not be obligated to accept a new position which is not reasonably comparable to his employment with the Company).

     7.  Non-Competition; Trade Secrets.

         During the Employment Period and for a period of two years after the termination of the Employment Period, the Executive will not, directly or indirectly:

         a)  Disclosure of Information. Use, attempt to use, disclose or otherwise make known to any person or entity (other than to the Board of Directors of the Company or otherwise in the course of the business of the Company, its subsidiaries or affiliates and except as may be required by applicable law):

    i.  any knowledge or information, including, without limitation, lists of customers or suppliers, trade secrets, know-how, inventions, discoveries, processes and formulae, as well as all data and records pertaining thereto, which he may acquire in the course of his employment, in any manner which may be detrimental to or cause injury or loss to the Company, its subsidiaries or affiliates; or

   ii.  any knowledge or information of a confidential nature (including all unpublished matters) relating to, without limitation, the business, properties, accounting, books and records, trade secrets or memoranda of the Company, its subsidiaries or affiliates, which he now knows or may come to know in any manner which may be detrimental to or cause injury or loss to the Company its subsidiaries or affiliates.

         b)  Non-Competition.  Engage or become interested in the United States, Canada or Mexico (whether as an owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) in the business of distributing electronic parts, components, supplies or systems, or any other business that is competitive with the principal business or businesses then conducted by the Company, its subsidiaries or affiliates (provided, however, that nothing contained herein shall prevent the Executive from acquiring or owning less than 1% of the issued and outstanding capital stock or debentures of a corporation whose securities are listed on the New York Stock Exchange, American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System, if such investment is otherwise permitted by the Company's Human Resource and Conflict of Interest policies);

         c)  Solicitation.  Solicit or participate in the solicitation of any business of any type conducted by the Company, its subsidiaries or affiliates, during said term or thereafter, from any person, firm or other entity which was or at the time is a supplier or customer, or prospective supplier or customer, of the Company, its subsidiaries or affiliates; or

         d)  Employment.  Employ or retain, or arrange to have any other person, firm or other entity employ or retain, or otherwise participate in the employment or retention of, any person who was an employee or consultant of the Company, its subsidiaries or affiliates, at any time during the period of twelve consecutive months immediately preceding such employment or retention.

         The Executive will promptly furnish in writing to the Company, its subsidiaries or affiliates, any information reasonably requested by the Company (including any third party confirmations) with respect to any activity or interest the Executive may have in any business.

         Except as expressly herein provided, nothing contained herein is intended to prevent the Executive, at any time after the termination of the Employment Period, from either (i) being gainfully employed or (ii) exercising his skills and abilities outside of such geographic areas, provided in either case the provisions of this Agreement are complied with.

     8.  Preservation of Business.

         a)  General.  During the Employment Period, the Executive will use his best efforts to advance the business and organization of the Company, its subsidiaries and affiliates, to keep available to the Company, its subsidiaries and affiliates, the services of present and future employees and to advance the business relations with its suppliers, distributors, customers and others.

         b)  Patents and Copyrights, etc.  The Executive agrees, without additional compensation, to make available to the Company all knowledge possessed by him relating to any methods, developments, inventions, processes, discoveries and/or improvements (whether patented, patentable or unpatentable) which concern in any way the business of the Company, it subsidiaries or affiliates, whether acquired by the Executive before or during his employment or retention hereunder.

         Any methods, developments, inventions, processes, discoveries and/or improvements (whether patented, patentable or unpatentable) which the Executive may conceive of or make, related directly or indirectly to the business or affairs of the Company, its subsidiaries or affiliates, or any part thereof, during the Employment Period, shall be and remain the property of the Company. The Executive agrees promptly to communicate and disclose all such methods, developments, inventions, processes, discoveries and/or improvements to the Company and to execute and deliver to it any instruments deemed necessary by the Company to effect the disclosure and assignment thereof to it. The Executive also agrees, on request and at the expense of the Company, to execute patent applications and any other instruments deemed necessary by the Company for the prosecution of such patent applications or the acquisition of Letters Patent in the United States or any other country and for the assignment to the Company of any patents which may be issued. The Company shall indemnify and hold the Executive harmless from any and all costs, expenses, liabilities or damages sustained by the Executive by reason of having made such patent application or being granted such patents.

         Any writings or other materials written or produced by the Executive or under his supervision (whether alone or with others and whether or not during regular business hours), during the Employment Period which are related, directly or indirectly, to the business or affairs of the Company, its subsidiaries or affiliates, or are capable of being used therein, and the copyright thereof, common law or statutory, including all renewals and extensions, shall be and remain the property of the Company. The Executive agrees promptly to communicate and disclose all such writings or materials to the Company and to execute and deliver to it any instruments deemed necessary by the Company to effect the disclosure and assignment thereof to it. The Executive further agrees, on request and at the expense of the Company, to take any and all action deemed necessary by the Company to obtain copyrights or other protections for such writings or other materials or to protect the Company's right, title and interest therein. The Company shall indemnify and hold the Executive harmless from any and all costs, expenses, liabilities or damages sustained by the Executive by reason of the Executive's compliance with the Company's request.

         c)  Return of Documents.  Upon the termination of the Employment Period, including any termination of employment described in Paragraph 6, the Executive will promptly return to the Company all copies of information protected by Paragraph 7(a) hereof or pertaining to matters covered by subparagraph (b) of this Paragraph 8 which are in his possession, custody or control, whether prepared by him or others.

     9.  Separability.

         The Executive agrees that the provisions of Paragraphs 7 and 8 hereof constitute independent and separable covenants which shall survive the termination of the Employment Period and which shall be enforceable by the Company notwithstanding any rights or remedies the Executive may have under any other provisions hereof. The Company agrees that the provisions of Paragraph 6 hereof constitute independent and separable covenants which shall survive the termination of the Employment Period and which shall be enforceable by the Executive notwithstanding any rights or remedies the Company may have under any other provisions hereof.

     10. Specific Performance.

         The Executive acknowledges that (i) the services to be rendered under the provisions of this Agreement and the obligations of the Executive assumed herein are of a special, unique and extraordinary character; (ii) it would be difficult or impossible to replace such services and obligations; (iii) the Company, it subsidiaries and affiliates will be irreparably damaged if the provision hereof are not specifically enforced; and (iv) the award of monetary damages will not adequately protect the Company, its subsidiaries and affiliates in the event of a breach hereof by the Executive. The Company acknowledges that (i) the Executive will be irreparably damaged if the provisions of Paragraphs 1(b) and 6 hereof are not specifically enforced; and (ii) the award of monetary damages will not adequately protect the Executive in the event of a breach thereof by the Company. By virtue thereof, the Executive agrees and consents that if he violates any of the provisions of this Agreement, and the Company agrees and consents that if it violates any of the provisions of Paragraphs 1(b) and 6 hereof, the other party, in addition to any other rights and remedies available under this Agreement or otherwise, shall (without any bond or other security being required and without the necessity of proving monetary damages) be entitled to a temporary and/or permanent injunction to be issued by a court of competent jurisdiction restraining the breaching party from committing or continuing any violation of this Agreement, or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy which any of them may have.

     11. Miscellaneous.

         a)  Assignment.  Except as stated below, this Agreement is not assignable by the Company without the written consent of the Executive, or by the Executive without the written consent of the Company, and any purported assignment by either party of such party's rights and/or obligations under this Agreement shall be null and void; provided, however, that, notwithstanding the foregoing, the Company may merge or consolidate with or into another corporation, or sell all or substantially all of its assets to another corporation or business entity or otherwise reorganize itself, provided the surviving corporation or entity, if not the Company, shall assume this Agreement and become obligated to perform all of the terms and conditions hereof, in which event the Executive's obligations shall continue in favor of such other corporation or entity.

         b)  Waivers, etc.  No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not operate or be construed as a waiver of the right to insist upon strict adherence to that term of any other term of this Agreement on that or any other occasion.

         c)  Provisions Overly Broad.  In the event that any term or provision of this Agreement shall be deemed by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability, the court considering the same shall have the power and hereby is authorized and directed to modify such term or provision to limit such scope, duration or area, or all of them, so that such term or provision is no longer overly broad and to enforce the same as so limited. Subject to the foregoing sentence, in the event any provision of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement.

         d)  Notices.  Any notice permitted or required hereunder shall be in writing and shall be deemed to have been given on the date of delivery or, if mailed by registered or certified mail, postage prepaid, on the date of mailing:

             i.  if to the Executive to:

                 Peter S. Brown
                 2119 Avalon Court North
                 Melville, New York 11747

             ii. if to the Company to:

                 Arrow Electronics, Inc.
                 25 Hub Drive
                 Melville, New York 11747
                 Attention:  President and Chief Executive
                 Officer

Either party may, by notice to the other, change his or its address for notice hereunder.

         f)  New York Law. This Agreement shall be construed and governed in all respects by the internal laws of the State of New York, without giving effect to principles of conflicts of law.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Attest:                                   ARROW ELECTRONICS, INC.

/s/ Pamela R. Marina                      By: /s/ Danial W. Duval
                                             President and Chief
                                             Executive Officer

                                         THE EXECUTIVE

                                         /s/ Peter S. Brown
                                         Peter S. Brown